EXHIBIT 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 14, 2013, with respect to the statement of assets and liabilities of Bluepoint Trust contained in the Statement of Additional Information, which is a part of this Pre-effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 811-22723) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

New York, New York

January 14, 2013